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                                     Exhibit 11

                                Triumph Group, Inc.
                   Statement of Computation of Earnings Per Share
                     Three months ended June 30, 1996 and 1997
                   (Amounts in thousands, except per share data)


                                                      JUNE 30,     JUNE 30,
                                                        1996        1997
                                                      --------     --------
Earnings per share:
  Weighted average number of
    outstanding common shares.......................       5,805      9,750
  Dilutive effect of outstanding
    warrant.........................................         650        650
  Dilutive effect of options issued within one year
    of filing at a price below the estimated IPO
    price...........................................          36         --
  Dilutive effect of 1996 stock options issued......          --         96
  Dilutive effect of the conversion of a portion of
    the minority interest in Triumph Controls, Inc..          39         --
  Conversion of redeemable preferred stock..........         269         --
  Conversion of 14% Junior Subordinated Promissory
    Notes...........................................         554         --
                                                         --------  --------
Adjusted weighted average number of outstanding
  common shares and common share equivalents........       7,353     10,496
                                                         --------  --------
                                                         --------  --------

Net income..........................................     $ 1,809    $ 4,492
  Interest related to 14% Junior Subordinated
    Promissory Notes................................         313         --
  Income tax effect.................................        (125)        --
                                                         --------  --------

Net income available to common shareholders.........     $ 1,997    $ 4,492
                                                         --------  --------
                                                         --------  --------
Net income per share................................      $ 0.27     $ 0.43
                                                         --------  --------
                                                         --------  --------


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